Pricing supplement no. 2                             Filing under Rule 424(b)(3)
dated  September 10, 1999                            Registration No. 333-64777

(To prospectus dated January 14, 1999)


                                  $123,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue


CUSIP No.:  66765R  BE 5                      Selling Agent(s): Merrill Lynch
                                                                & Co.  X
                                                                      ---
                                                 PaineWebber Incorporated ___


Secured   X       Unsecured
         ---                ---
                                              Stated interest rate (%):  6.75%
Principal amount ($): $10,000,000
                                              Maturity date:  September 16, 2002
Issue price (%):  100.000%
                                              Original issue date:  September
                                                  15, 1999
Selling Agent's commission (%):  .350%
                                              Interest payment dates: June 1
                                                  and December 1,
Proceeds to Company (%): 99.650%                  commencing December 1, 1999

Repayable at the option of holder:            Regular record dates:
                    Yes       No  X               May 15 and November 15
                        ---      ---

   Repayment Date:      Not Applicable        Redeemable:  Yes        No   X
                                                                ---       ---
                                                    In whole ___
   Repayment Price:     Not Applicable              In whole or in part  ___

   Election Period:     Not Applicable          Initial redemption date:  Not
                                                    Applicable

Other Terms:    Not Applicable                  Initial redemption price:  Not
                                                    Applicable

                                                Reduction Percentage: Not
                                                    Applicable

                                                Redemption limitation date:  Not
                                                    Applicable

         Agency Transaction         (*)
                                ---
                        or
         Principal Transaction   X  (*)
                                ---

         Name of Principal(s):  Merrill Lynch & Co.


*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated January 14, 1999 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue Price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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